AMENDMENT NO. 1

Dated as of December 8, 2011

to

STOCK PURCHASE AGREEMENT

dated July 7, 2011

by and between

CARRIAGE GROUP, LLC,

and

MUSCLEPHARM CORPORATION

AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of December 8, 2011, by and between CARRIAGE GROUP, LLC, a limited liability company organized and existing under the laws of the State of Utah (the “Buyer”) and MUSCLEPHARM CORPORATION, a corporation incorporated under the laws of the State of Nevada (the “Seller”), and amends and is supplemental to that certain Stock Purchase Agreement, dated as of July 7, 2011 (“the Original Stock Purchase Agreement”; as amended, the “Stock Purchase Agreement”), made by and between the Buyer and the Seller.

WITNESSETHTH AT:

WHEREAS, pursuant to the Original Stock Purchase Agreement, the Buyer agreed to purchase Five Hundred Thousand United States Dollars (USD$500,000) worth of shares of the Seller’s common stock, par value $0.001 (the “Common Stock”), for the purchase price of $0.025 per share (equivalent to 20,000,000 shares of the Seller’s Common Stock);

WHEREAS, the Seller was unable to issue the shares of the Seller’s Common Stock to the Buyer pursuant to the Original Stock Purchase Agreement; and

WHEREAS, in consideration of the Buyer agreeing to waive any and all defaults which may be present under the Original Stock Purchase Agreement, the Seller has agreed to reduce the purchase price thereunder from $0.025 to $0.0125 per share (equivalent to a total of 40,000,000 shares of the Seller’s Common Stock to be delivered to Buyer).

NOW THEREFORE, in consideration of the premises and for the covenants herein contained, the parties hereto agree as follows:

1. Defined Terms.  Unless otherwise expressly defined herein, capitalized terms used in this Amendment that are defined in the Original Stock Purchase Agreement are used herein with the respective meanings assigned to such capitalized terms in the Original Stock Purchase Agreement.

2. Amendment to Original Stock Purchase Agreement.  The Original Stock Purchase Agreement shall be amended as follows:

(a)
The first recital shall be deleted in its entirety and shall be replaced with the text “WHEREAS, Seller is the owner of 40,000,000 shares of common stock (the “Shares”) of MusclePharm Corporation (the “Corporation”), a corporation incorporated under the laws of the State of Nevada (the “Jurisdiction”); and”; and

(b)
Section 1 shall be deleted in its entirety and shall be replaced with the text “Buyer hereby agrees to purchase from the Seller and the Seller agrees to sell to the Buyer all of the Shares for the sales price per share of $0.0125, which results in the aggregate purchase price of Five Hundred Thousand United States Dollars (USD$500,000).”.

3. Share Issuance.  Seller agrees to issue to Buyer a share certificate in the amount of 40,000,000 shares of Common Stock in consideration for and in full satisfaction of all shares owed under the Stock Purchase Agreement.

4. S-1 Registration Statement.  The Seller agrees that it will file a Registration Statement with the U.S. Securities and Exchange Commission on Form S-1 within thirty (30) days of the execution hereof registering in the name of the Buyer, at a minimum, 40,000,000 shares of the Seller’s Common Stock.

5. Waiver.  By its execution of this Amendment and for other good and valuable consideration, the Buyer hereby irrevocably waives any and all defaults which may be present under or in connection with the Original Stock Purchase Agreement.

6. Release.  The Buyer, on behalf of itself and its predecessors, successors, agents, affiliates, subrogees, insurers, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by the Buyer or in which the Buyer has or had a controlling interest (collectively, the “Buyer Releasors”), in consideration of the releases, agreements and covenants contained in this Amendment, hereby remises, releases, acquits and forever discharges Seller and any and all of its respective direct or indirect affiliates, parent companies, divisions, subsidiaries, agents, consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, if any (collectively, the “Seller Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action arising from the Original Stock Purchase Agreement, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Buyer Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Seller Releasees, from the beginning of time up to and including the date hereof.

7. No Other Amendment.  Except as amended herein, all terms and conditions of the Original Stock Purchase Agreement remain in full force and effect and the Original Stock Purchase Agreement shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

8. Other Documents.  By the execution and delivery of this Amendment, the Buyer and the Seller hereby consent and agree that all references in the Original Stock Purchase Agreement shall be deemed to refer to the Original Stock Purchase Agreement as amended by this Amendment.

9. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada.

10. Counterparts.  This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original but all such counterparts shall constitute but one and the same agreement.

11. Headings.  In this Amendment, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment by its duly authorized representative on the day and year first above written.

MUSCLEPHARM CORPORATION

By:	/s/ Brad Pyatt
Name: Brad Pyatt
Title: Chief Executive Officer

CARRIAGE GROUP, LLC

By:	/s/ Curtis Young
Name: Curtis Young
Title: Managing Member